News Release

For More Information Contact:

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

SST Reports First Quarter 2008 Financial Results
SUNNYVALE, Calif., April 29, 2008 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced results for the first quarter ended March 31, 2008.

Net revenues for the first quarter were $81.1 million compared with $107.4 million in the fourth quarter of 2007 and with $97.5 million in the first quarter of 2007.  Product revenues for the first quarter of 2008 were $69.7 million, compared with $95.6 million in the fourth quarter of 2007 and with $88.2 million in the first quarter of 2007. Revenues from technology licensing for the first quarter were $11.4 million, down slightly from $11.7 million in the fourth quarter of 2007.   Technology licensing revenues in the first quarter of 2007 were $9.3 million.

Net income for the first quarter of 2008 was $1.5 million, or $0.01 per share, based on approximately 104.0 million fully diluted shares. By comparison, the company recorded a net loss of $23.5 million, or a loss of $0.23 per share in the fourth quarter of 2007, based on approximately 104.2 million diluted shares.  For the first quarter of 2007, SST reported a net loss of $1.3 million, or a net loss of $0.01 per share on approximately 103.9 million diluted shares. Included in net income for the first quarter of 2008 were tax refunds and interest thereon of approximately $8.0 million.

SST finished the first quarter of 2008 with $146.4 million in cash, cash equivalents and short-term investments, down approximately $15.8 million from $162.2 million on December 31, 2007.  During the first quarter of 2008, the company experienced some non-operating items impacting cash including: a stock repurchase of 2.2 million shares of its common stock at an aggregate cost of approximately $6.2 million, a repayment of a $6.9 million line of credit for the company’s China subsidiary, the receipt of the above mentioned $8.0 million tax refund and the investment of $16.0 million in long term marketable debt securities.

Management Qualitative Comments

“During the first quarter, in addition to seasonality, we experienced some softness in our business as several high-volume customers pushed out shipments of their orders and others have been slow to reengage following our capacity shortage at the end of last year that necessitated our turning away certain opportunities,” said Bing Yeh, president and CEO.  “We do expect to ship to some of those customers in the current quarter but ongoing volatile macroeconomic conditions are prompting us to plan and guide conservatively for our business.  However, despite difficult current market conditions, we are pleased by the growth prospect of our high-ASP product platforms that we have been developing over the past few years.   We are very proud of the acknowledgement that our newest products are receiving from the industry and we believe that they will be a key component of our growth over the next several years.”

Second Quarter 2008 Outlook

SST expects revenues of between $75 million and $85 million, assuming a slowdown in the U.S. and international economies.  Gross margin is expected to be between 25 percent and 28 percent, subject to changing competitive market conditions.  Total operating expenses are expected to be between $29 million and $32 million including non-cash stock-based expense.  Net loss per share for the second quarter of 2008 is expected to be between $0.08 and $0.12.

Conference Call Dial-in Information

SST will hold a conference call to discuss its financial results today at 1:30 p.m. PDT.  Those wishing to participate in the conference should dial (888) 428-4480, international participants please dial (651) 291-5254, using the password “SST” at approximately 1:20 p.m. PDT.  A replay of the call will be available for one week by dialing (800) 475-6701, international participants dial (320) 365-3844, using the access code 917315.  A Web cast replay of the conference call will be available until the next earnings conference call on the company’s Web site at http://www.sst.com/events.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The Company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH.  SST’s non-memory products include NAND controller-based products, smart card ICs and modules, flash microcontrollers and radio frequency ICs and modules.  Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements regarding memory and non-memory market conditions, SST’s future financial performance, the launch, design cycle and performance of new products, SST’s licensing business, SST’s ability to diversify its business, the transition of SST’s products to smaller geometrics, and SST’s ability to bring new products to market, all of which involve risks and uncertainties.  These risks may include timely development, acceptance and pricing of new products, the terms, conditions and revenue recognition issues associated with licensees’ royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect SST’s customers, as well as other risks detailed from time to time in the Company’s periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2007.  These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, SST disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP.  Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com.  SST’s head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. All other trademarks or registered trademarks are the property of their respective holders

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-- FINANCIAL TABLES TO FOLLOW --

Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands except per share data)

	Three months ended March 31,
	2007	2008

Net revenues:
Product revenues	$88,211	$69,698
Technology licensing	9,313	11,387
Total net revenues	97,524	81,085
Cost of revenues	71,003	55,376
Gross profit	26,521	25,709
Operating expenses:
Research and development	13,491	15,612
Sales and marketing	6,765	7,483
General and administrative	7,038	7,183
Total operating expenses	27,294	30,278
Loss from operations	(773)	(4,569)
Interest income	1,798	1,143
Dividend income	32	159
Other income (expense), net	(20)	(364)
Interest expense	(89)	(64)
Income (loss) before provision for (benefit from)
income taxes, pro rata share of loss from
equity investments and minority interest	948	(3,695)
Provision for (benefit from) income taxes	746	(7,050)
Income before pro rata share of loss
from equity investments	202	3,355
Pro rata share of loss from equity investments	(1,516)	(1,896)
Net income (loss)	$(1,314)	$1,459

Net income (loss) per share - basic	$(0.01)	$0.01
Shares used in per share calculation	103,943	103,602

Net income (loss) per share - diluted	$(0.01)	$0.01
Shares used in per share calculation	103,943	104,014

Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	March 31,
	2007	2008

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$162,224	$146,412
Trade accounts receivable, net	56,313	34,200
Inventories	50,178	59,718
Other current assets	6,055	7,222
Total current assets	274,770	247,552

Equipment, furniture and fixtures, net	18,246	18,087
Long-term marketable securities	36,160	53,335
Other assets	63,068	62,699
Goodwill	11,221	11,221
Total assets	$403,465	$392,894

LIABILITIES
Current liabilities:
Trade accounts payable	$42,068	$41,140
Accrued expenses and other liabilities	28,292	18,225
Deferred revenue	3,004	3,311
Total current liabilities	73,364	62,676

Other liabilities	7,548	7,804
Total liabilities	80,912	70,480

SHAREHOLDERS' EQUITY
Common stock	434,905	430,497
Accumulated other comprehensive income	31,239	34,049
Accumulated deficit	(143,591)	(142,132)
Total shareholders' equity	322,553	322,414
Total liabilities and shareholders' equity	$403,465	$392,894

Silicon Storage Technology, Inc. and Subsidiaries
Supplemental Data

	Percentage of			Change in
	Gross Product Revenue			Revenue
				1Q07 to	4Q07 to
	1Q07	4Q07	1Q08	1Q08	1Q08

Product Revenue By Ship-To Location
North America	4%	5%	8%	47%	36%
Total International	96%	95%	92%	(22%)	(27%)
Europe	8%	8%	8%	(26%)	(25%)
Japan	13%	8%	8%	(50%)	(17%)
Korea	10%	7%	8%	(41%)	(12%)
China	37%	39%	29%	(39%)	(43%)
Taiwan	20%	32%	29%	15%	(28%)
Other Far East	8%	8%	10%	(5%)	(1%)

Product Revenue By Application
Digital Consumer	39%	36%	27%	(46%)	(44%)
Internet Computing	22%	19%	23%	(18%)	(12%)
Networking	8%	9%	12%	(10%)	(4%)
Wireless Communications	31%	36%	38%	(4%)	(23%)

Licensing Revenue as a % of Total Revenue	10%	11%	14%	22%	17%